Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 16, 2009, with respect to the consolidated financial statements and internal control over financial reporting of Compellent Technologies, Inc. and subsidiaries appearing in the 2008 Annual Report of Compellent Technologies, Inc. and subsidiaries to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Minneapolis, Minnesota
May 11, 2009